UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 24, 2013

MELA Sciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51481	13-3986004
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 South Buckhout Street, Suite 1 Irvington, New York		10533
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (914) 591-3783

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 24, 2013, the Board of Directors of MELA Sciences, Inc. (the “Company”) filled a current vacancy on the Company’s Board by the appointment of Tony Dimun as a director of the Company, effective as of October 1, 2013. Mr. Dimun was also appointed to serve as a member of the Company’s Audit Committee, effective as of October 1, 2013. Mr. Dimun is deemed by the Board to be an independent director.

Mr. Dimun has over 30 years of successful operational, business development, and financial experience in the healthcare marketplace. Since 2001, Mr. Dimun has served as Chairman of Nascent Enterprises, LLC, a group of medical industry entrepreneurs focused on successful commercialization of promising medical device inventions. From 1987 to 2001, Mr. Dimun served as Executive Vice President & Chief Financial Officer of Vital Signs, Inc., a publicly held anesthesia, respiratory and sleep apnea medical device business, providing growth strategies to enhance the company’s value through highly focused bolt on acquisitions. GE Medical acquired Vital Signs in 2008 for approximately $900 million.

Mr. Dimun has been a director of several public companies, including, Vital Signs, Inc., Bionx Implants, Inc., Colorado MedTech Inc., Photomedix, ISS Surgical Systems and numerous privately held companies in the healthcare industry. He also served on the Board of Advisors of the Rutgers University Technology Center & the Biomaterial Institute of Rutgers University and, through Nascent Enterprises, provides the University of Pennsylvania and other universities with entrepreneurial assistance to commercialize the University of Pennsylvania’s medical technology. Prior to 1991, Mr. Dimun held positions as a Certified Public Accountant with national accounting firms and served as Senior Vice President for an international merchant banking firm specializing in mergers & acquisitions.

In connection with the appointment of Mr. Dimun to the Board, the Company issued a press release. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 — Financial Statements and Exhibits

(d)	Exhibits

99.1	PressRelease, dated September 30, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MELA Sciences, Inc.

Date: September 30, 2013	By:	/s/ Richard I. Steinhart
Richard I. Steinhart Sr. VP & Chief Financial Officer